Encision Files 510(k) with FDA for AEM® Simplification Product

BOULDER, Colo., Jan. 8, 2014 /PRNewswire/ -- Encision Inc. (ECIA:PK), a medical device company owning patented surgical technology that prevents stray electrosurgical burns in minimally invasive surgery, announced today that it has filed a premarket notification under Section 510(k) with the FDA of its intent to market what has previously been described as an AEM® simplification product, and is now called the EndoShield™ Burn Protection System ("EndoShield") (trademark applied for).

The EndoShield integrates Encision's patented AEM technology into a disposable smart cord and eliminates the need for a separate AEM monitor. The EndoShield eliminates the risk of stray energy burns to patients and provides an intuitive, elegant interface for the user. The device recently received approval from an independent testing agency for IEC 60601-1 electrical safety testing and a 510(k) application was submitted to the FDA last week.

"The EndoShield is a major evolution of our AEM monitoring system," said Greg Trudel, President and CEO of Encision. "Marketing evaluations of the EndoShield have been conducted in several major U.S. markets, and it has received an overwhelmingly positive response from the nurses and physicians who participated, particularly regarding comments on the simplicity and ease of use of the device. We expect that this product will launch in the Spring of 2014."

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbors provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other such factors as discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2013 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly and forward-looking statements, whether as result of the receipt of new information, future events, or otherwise.

Contact Mala Ray, Encision Inc., 303-444-2600
mray@encision.com